EXECUTION VERSION

Exhibit 10.10

FOURTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

by and among

THE CVC SHAREHOLDERS

THE SHALOM SHAREHOLDERS

THE CENTEL SHAREHOLDERS

THE ADDITIONAL SHAREHOLDERS

AND

INTCOMEX, INC.

December 22, 2009

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINITIONS

Section 1.1	Definitions	2

Section 1.2	General Interpretive Principles	10

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1	Representations and Warranties of All Parties	11

Section 2.2	Representations and Warranties of the CVC Shareholders	12

Section 2.3	Representations and Warranties of the Shalom Shareholders	12

ARTICLE III
GOVERNANCE

Section 3.1	Voting Rights; Board; Management; Information	12

ARTICLE IV
ADDITIONAL SHAREHOLDER OBLIGATIONS

Section 4.1	Restrictive Legend	17

Section 4.2	Non-Solicitation; Non-Competition; Confidentiality	19

Section 4.3	[Intentionally Omitted.]	20

Section 4.4	Transfers by the Shalom Shareholders	20

Section 4.5	Registration Rights	21

Section 4.6	Certificate of Incorporation	21

ARTICLE V
TRANSFER RESTRICTIONS

Section 5.1	Restrictions on Disposition of Interests	21

Section 5.2	Rights of First Offer	22

Section 5.3	Tag-Along Rights	24

Section 5.4	Drag-Along Rights	26

Section 5.5	[Intentionally Omitted.]	26

Section 5.6	Closing Transactions	26

i

TABLE OF CONTENTS

(continued)

ii

FOURTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

This FOURTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of December 22, 2009, is entered into by and among Co-Investment LLC VII (Intcomex), a Delaware limited liability company (“Co-Invest”); CVCI Intcomex Bond Purchase LP, a Delaware limited partnership (“CVCI”, and together with Co-Invest, the “CVC Shareholders”); Michael Shalom, a citizen of the United States; Anthony Shalom, a citizen of the United States; Isaac Shalom, a citizen of the United States; Shalom Holdings 1, LLLP, a Florida limited liability limited partnership (“Shalom 1 LLLP”); Shalom Holdings 3, LLLP, a Florida limited liability limited partnership (“Shalom 3 LLLP”, and together with Shalom 1 LLLP, the “Shalom Entities”, each a “Shalom Entity”, and together with Michael Shalom, Anthony Shalom, Isaac Shalom and Shalom 1 LLLP, the “Shalom Shareholders”, each a “Shalom Shareholder”); the Centel Shareholders (as hereinafter defined); the Additional Shareholders (as hereinafter defined); and Intcomex, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company” and, together with the CVC Shareholders, the Shalom Shareholders, the Centel Shareholders and the Additional Shareholders, the “Parties”).

WHEREAS, on August 27, 2004, the Company, Co-Invest and certain other persons entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) pursuant to which, upon the Closing (as hereinafter defined) of the transactions contemplated thereby, Co-Invest, certain of the Shalom Shareholders and the Additional Shareholders owned in the aggregate one hundred percent (100%) of the Common Stock (as hereinafter defined) of the Company;

WHEREAS, as a part of the transactions contemplated by the Stock Purchase Agreement, the Company, Co-Invest, Anthony Shalom, Michael Shalom and the Additional Shareholders entered into that certain Shareholders Agreement dated August 31, 2004 (the “Original Agreement”);

WHEREAS, on April 28, 2005, the Company, the Centel Shareholders and certain other parties executed and delivered a Share Purchase Agreement (the “Centel Purchase Agreement”) pursuant to which the Company and its wholly-owned subsidiary, Intcomex Holdings SPC-I, LLC, a Delaware limited liability company (“Intcomex LLC”), acquired all of the outstanding equity interests of Centel, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico (“Centel”), and the Company issued shares of its capital stock to the Centel Shareholders as set forth in Section 1.2(b) of the Centel Purchase Agreement;

WHEREAS, as a part of the transactions contemplated by the Centel Purchase Agreement, the Parties entered into that certain Amended and Restated Shareholders Agreement dated April 28, 2005;

WHEREAS, on June 23, 2005, Harry Luchtan, a citizen of Guatemala (“Luchtan”), Yehuda Azancot, a citizen of Israel (“Azancot”), and the Company entered into a Put Right Agreement, the execution of which was acknowledged and agreed by the Shareholders, pursuant to which the Company granted to each of Luchtan and Azancot a right to put its Equity Securities to the Company on the terms and conditions contained therein;

WHEREAS, as part of the transactions contemplated by the Put Right Agreement, the parties entered into that certain Second Amended and Restated Shareholders Agreement dated June 23, 2005;

WHEREAS, in connection with the transfer of all or part of the Equity Securities held by Anthony Shalom, Michael Shalom, Mauro Butelmann and Hans Cristi Urzua to Shalom 1 LLLP, Shalom 3 LLLP, Albion Capital Corp. and Bourne Trading Inc., respectively, the parties entered into that certain Third Amended and Restated Shareholders Agreement dated August 20, 2007 (the “Third Amended Agreement”);

WHEREAS, concurrently with the execution hereof, certain holders of Bonds executed subscription agreements pursuant to which such holders of Bonds will transfer the Bonds to Intcomex in exchange for newly-issued shares of Common Stock and become parties to this Agreement;

WHEREAS, the Parties desire to amend and restate the Third Amended Agreement in its entirety as set forth herein;

NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used herein are used as defined in this Article I or as defined elsewhere in this Agreement.

“Additional Shareholder” shall mean each of Benjamin Mizrachi, Naftali Mizrachi, Albion Capital Corp., a sociedad anónima organized and existing under the laws of Panama, Javier Martinez, Boris Vasquez, Gonvas Enterprise, S.A., a sociedad anónima organized and existing under the laws of Panama, Lunimar, S.A., a sociedad anónima organized and existing under the laws of Panama, Bourne Trading Inc., a sociedad anónima organized and existing under the laws of Panama, Jorge de Galvez, Mardel Holdings Limited, an international business company organized and existing under the laws of St. Lucia, Emibasher Sociedad Anónima, a sociedad anónima organized and existing under the laws of Costa Rica, Khyber Investment Limited, a corporation organized and existing under the laws of the Cayman Islands and Tecno Mundial S.A.#2, a sociedad anónima organized and existing under the laws of Panama, who shall collectively be referred to as the “Additional Shareholders.”

“Additional Shareholders’ Representative” has the meaning set forth in Section 7.14(a).

“Affiliate” means: (i) with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person; and (ii) with respect to any natural Person: (a) any parent, grandparent, sibling, child or spouse of such natural Person, or any Person married to any such Persons; (b) any trust established for the benefit of such natural Person, any Affiliate of such natural Person, any parent of the spouse of such natural Person or any lineal descendants of such parent; or (c) any executor or administrator of the estate of such natural Person. For the avoidance of doubt, CVCI and Co-Invest are Affiliates of one another.

“Agreement” has the meaning set forth in the preamble.

“Appointment Period” has the meaning set forth in Section 7.7.

“Azancot” has the meaning set forth in the preamble.

“Board” shall mean the Board of Directors of the Company.

“Bonds” shall mean the 11 3/4 Second Priority Senior Secured Notes issued by the Company, and governed by the terms of the indenture dated as of August 25, 2005, by and among the Company, Intcomex Holdings, Intcomex LLC, Software Brokers of America, Inc. and The Bank of New York, as supplemented by the supplemental indenture, dated as of October 31, 2006.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by Law to close.

“Cause” shall mean, with respect to a termination or non-renewal by the Company or one of its Subsidiaries of a Person’s Designated Relationship: (i) the willful and continued failure by such Person to substantially perform his duties reasonably assigned to him within the scope of his Designated Relationship (other than any failure resulting from such Person’s death or incapacity due to physical or mental illness) after written demand for substantial performance is delivered by the Company or any of its Subsidiaries which specifically identifies the manner in which the Company or such Subsidiary believes such Person has not substantially performed his duties, provided such failure has not been cured within thirty (30) days of delivery of such written demand; (ii) the commission by a Person of theft, embezzlement, fraud or misappropriation of funds against the Company or any of its Subsidiaries or the willful engaging by such Person in other misconduct that is materially injurious to the Company or any of its Subsidiaries; (iii) the commission by such Person of a felony or crime involving fraud, dishonesty or moral turpitude; or (iv) the material breach by such Person or any other Person Controlled by such first Person of his or its obligations under the Stock Purchase Agreement, this Agreement, any Series A Seller Notes (as defined in the Stock Purchase Agreement) issued to or held by such Person or such other Person Controlled by such first Person, any Series B Seller Notes (as defined in the Stock Purchase Agreement) issued or held by to such Person or such other Person Controlled by such first Person, or the Stock Pledge Agreement with respect to the shares of Common Stock issued to such Person or such other Person Controlled by such first Person, provided such material breach has not been cured within thirty (30) days.

“Centel” has the meaning set forth in the recitals.

“Centel Observer” has the meaning set forth in Section 3.1(l).

“Centel Purchase Agreement” has the meaning set forth in the recitals.

“Centel Shareholder” shall mean each of Luchtan, Azancot and Hector Yubeili Zegaib, a citizen of Mexico, who shall collectively be referred to as the “Centel Shareholders.”

“Centel Shareholders’ Representative” has the meaning set forth in Section 7.15.

“Change of Control” shall mean any transaction pursuant to which the holders (together with their Permitted Transferees) of a majority of the voting power of the Voting Shares prior to such transaction no longer hold a majority of the voting power of the Voting Shares following the consummation of such transaction.

“Charter Document” shall mean any certificate of incorporation, by-laws, certificate of formation, limited liability company agreement, estatutos, charter, memorandum of association, articles of association, or other similar document.

“Chosen Courts” has the meaning set forth in Section 7.6.

“Closing” shall mean the closing of the transactions contemplated by the Stock Purchase Agreement.

“Closing Date” shall mean August 31, 2004.

“Common Stock” shall mean the common stock of the Company.

“Company” has the meaning set forth in the preamble.

“Competitive Products” has the meaning set forth in Section 4.2(a).

“Consent” shall mean any consent, permit, license, approval, authorization, or other order of, or action or exemption by, or filing with or notification of, any Governmental Entity or third party.

“Contract” shall mean any written or oral contract, agreement, instrument, license, lease, sublease, mortgage, bond, note or binding understanding, arrangement, commitment, warranty, registration, or authorization.

“Control”, and its correlative meanings, “Controlling” and “Controlled”, shall mean (i) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, by virtue of being a Director or officer of such Person, or otherwise; (ii) when used with respect to any Equity Securities, the ability, direct or indirect, to vote and direct the disposition of such Equity Securities; provided that if the Person asserting Control over such Equity Securities is not the registered owner of such Equity Securities, such Person shall have reasonably demonstrated (or be capable of reasonably demonstrating) his or its ability to vote and direct the disposition of such Equity Securities; and (iii) when used with respect to a Shalom Entity or any Equity Securities of which a Shalom Entity is the registered owner, the general partner of such Shalom Entity or any Person that Controls such general partner.

“Court Square Capital” shall mean Court Square Capital, Ltd., a corporation organized under the Laws of the State of Delaware.

“Customer of the Business” has the meaning set forth in Section 4.2(a).

“Co-Invest” has the meaning set forth in the preamble.

“CVCI” has the meaning set forth in the preamble.

“CVC Shareholders” has the meaning set forth in the preamble.

“Designated Relationship” shall mean a relationship as Director, officer, employee or consultant of the Company or any of its Subsidiaries.

“Director” shall mean, with respect to a Person, any director, management committee member, managing director, principal, partner or persons holding comparable positions of such Person.

“Dragged Shareholders” has the meaning set forth in Section 5.4.

“EBITDA” shall mean, with respect to a Person and any period, such Person’s consolidated net earnings (or loss), minus extraordinary gains (except to the extent such gains (i) offset losses that were deducted in a previous determination of net earnings (or loss) and (ii) are related to the same event giving rise to such previously deducted losses), interest income and non-cash gains resulting from foreign currency translation adjustments, in each case to the extent added in the determination of net earnings (or loss) for such period, plus interest expense, income taxes, depreciation and amortization, non-cash extraordinary losses and non-cash losses resulting from foreign currency translation adjustments, in each case to the extent deducted in the determination of net earnings (or loss) for such period, plus costs and expenses directly related to the consummation of the transactions contemplated by the Stock Purchase Agreement, the Indenture and the transactions contemplated thereby to the extent deducted in the determination of net earnings (or loss) for such period (not to exceed $4,675,000 in the aggregate), in each case, as determined in accordance with GAAP.

“Encumbrance” shall mean any lien (statutory or other), security interest, mortgage, covenant, pledge, assignment, adverse claim, title defect, assessment, lease, levy, charge or other encumbrance of any kind, or any conditional sale contract, sale-leaseback, financing lease, title retention contract or other contract to give any of the preceding.

“Equity Security” shall mean any: (i) Stock of the Company, whether voting or non-voting; (ii) security of the Company convertible into or exchangeable for Stock of the Company; or (iii) option, right or warrant issued by the Company to acquire Stock of the Company.

“Good Reason” shall mean, with respect to a termination or non-renewal by a Person of his Designated Relationship, such Person’s termination of such Designated Relationship with the Company or any of its Subsidiaries within thirty (30) days after the Company or such Subsidiary, as the case may be: (i) materially reduces such Person’s duties and responsibilities with respect to his Designated Relationship without such Person’s consent (other than any reduction in duties and responsibilities resulting from such Person’s death or incapacity due to physical or mental illness); (ii) receives written notice from such Person that the Company or its Subsidiary, as the case may be, is in material breach of any of its obligations under any agreement with respect to such Person’s Designated Relationship, provided such breach has not been cured during such thirty- (30) day period; (iii) assigns such Persons duties materially inconsistent with his Designated Relationship; (iv) requires such Person to be principally located in any office or location more than twenty-five (25) miles from such Person’s current office; or (v) receives written notice from such Person that the Company or its Subsidiary, as the case may be, is in material breach of any obligations owed to such Person or any other Person Controlled by such first Person under (A) the Stock Purchase Agreement, (B) this Agreement, (C) any Series A Seller Notes held by such Person or such other Person Controlled by such first Person, (D) any Series B Seller Notes held by such Person or such other Person Controlled by such first Person, or (E) the Stock Pledge Agreement with respect to the shares of Common Stock issued to such Person or such other Person Controlled by such first Person, provided such breach has not been cured during such thirty (30) day period.

“Governmental Entity” shall mean any governmental, judicial, legislative, executive, administrative or regulatory authority of the United States or any other federal, national, state, provincial or local government (whether domestic or foreign) or any subdivision, agency, commission, office or judicial, administrative or regulatory authority thereof.

“Indebtedness” of any Person shall mean, at any date, without duplication: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services; (iv) all obligations of such Person as lessee that are capitalized in accordance with applicable generally accepted accounting principles; (v) all Indebtedness of others secured by an Encumbrance on any asset of such Person, whether or not such Indebtedness is assumed by such Person; and (vi) all obligations of such Person in the nature of guarantees of the obligations described in clauses (i) through (v) above of any other Person.

“Indenture” has the meaning set forth in Section 6.3.

“Independent Directors” has the meaning set forth in Section 3.1(a)(iii).

“Intcomex Holdings” shall mean Intcomex Holdings, L.L.C., a Delaware limited liability company.

“Intcomex LLC” has the meaning set forth in the recitals.

“IPO” shall mean the initial Registered Offering.

“Issued Equity Securities” has the meaning set forth in Section 3.1(c).

“Issued Subsidiary Equity Securities” has the meaning set forth in Section 3.1(d).

“Judgment” shall mean any judgment, order, writ, directive, ruling, decision, injunction, decree, settlement agreement or award of any Governmental Entity or arbitrator.

“Latin America” shall mean Mexico, Central America and South America.

“Law” shall mean any: (i) law, statute, ordinance, regulation, whether federal, national, state, provincial or local; (ii) regulation, rule, code, standard, requirement and criterion enacted, promulgated or issued under any law, statute, ordinance or regulation, whether federal, national, state, provincial or local; or (iii) Judgment, in each case for clauses (i) through (iii) whether domestic or foreign.

“Letter of Interest” shall mean the Letter of Interest, dated as of March 25, 2004, between CVC and Intcomex Holdings, as amended.

“Lock-Up Agreement” shall mean, with respect to an IPO, an agreement with the underwriter in which each Shareholder transferring shares of Equity Securities in such IPO agrees not to transfer any other Equity Securities held by them for a certain time period following the closing date of the IPO.

“Luchtan” has the meaning set forth in the preamble.

“Major Shareholder” shall mean any Shareholder that holds Equity Securities representing more than 1% of the aggregate number of all outstanding Equity Securities.

“Material Adverse Effect” shall mean any material and adverse effect on either (i) any of the condition (financial or otherwise), business, properties, assets, liabilities, results of operations or prospects of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Company to consummate the transactions that the Company is required to consummate hereby.

“Most Favorable Purchase Notice” has the meaning set forth in Section 5.2(d).

“Necessary Action” shall mean, with respect to a result required to be caused, all actions (to the extent such actions are permitted by applicable Law and subject to the provisions of Section 6.3 hereof) reasonably necessary to cause such result, which actions may include, without limitation: (i) voting or providing a written consent or proxy with respect to Equity Securities or other Voting Stock; (ii) causing the adoption of shareholders resolutions and amendments to the Charter Documents of the Company or any of its Subsidiaries; (iii) causing members of the Board (to the extent such members were nominated or designated by the Person obligated to undertake the Necessary Action and subject to any fiduciary duties that they may have as Directors of the Company) to act in a certain manner or causing them to be removed in the event they do not act in such a manner (without regard to whether such failure to act is due to the fiduciary duty referred to above); (iv) executing agreements and instruments; and (v) making, or causing to be made, with Governmental Entities or other Persons, all filings, approvals, registrations or similar actions that are required to achieve such result.

“Non-CVC Shareholder” shall mean any Shareholder other than the CVC Shareholders and their Permitted Transferees.

“Notice Date” has the meaning set forth in Section 5.2(a).

“Offer Notice” has the meaning set forth in Section 5.2(a).

“Offering Person” has the meaning set forth in Section 5.2(a).

“Other Shareholders” has the meaning set forth in Section 5.3(a).

“Original Agreement” has the meaning set forth in the recitals.

“Parties” has the meaning set forth in the preamble.

“Permitted Transferee” shall mean any Affiliate of a Shareholder that, upon becoming a transferee of Equity Securities of such Shareholder: (i) agrees to become a party to this Agreement and to assume the rights and obligations of the transferring Shareholder under this Agreement with respect to the transferred Equity Securities (it being specified that the transferring Shareholders shall upon such assumption no longer enjoy and be released from such rights and obligations with respect to such transferred Equity Securities); (ii) agrees that such transferee will not cease to be an Affiliate of the Transferor unless prior to the time such transferee ceases to be an Affiliate of the Transferor, such transferee transfers to the Transferor all Equity Securities owned by such transferee, together with its rights and obligations under this Agreement with respect to such Equity Securities; and (iii) executes such further documents as may be necessary, in the opinion of the Company, to make the transferee a party hereto and to assume such rights and obligations; provided, further that in respect of any CVC Shareholder, and for the purpose of this definition only, “Affiliate” shall be deemed to include Citigroup Inc., a Delaware corporation, or any of its Subsidiaries, including any fund, collective investment scheme, trust, partnership (including without limitation, any co-investment partnership), special purpose or other vehicle or any Subsidiary or Affiliate of any of the foregoing, with respect to which Citigroup Inc. or any of its Subsidiaries is a general partner, controlling shareholder, investment manager or investment advisor.

“Person” shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

“Pro Rata Portion” shall mean: (a) for purposes of Section 5.3, the number of Equity Securities that each Other Shareholder shall be entitled to transfer, which shall be determined by multiplying (i) the total number of Equity Securities proposed to be transferred to a purchaser by a Selling Shareholder pursuant to a Transfer Notice by (ii) a fraction, the numerator of which is the total number of Equity Securities directly held by such Other Shareholder and the denominator of which is the total number of Equity Securities directly held by all Shareholders (including the Selling Shareholder) by (iii) the Tag-Along Factor.

“Process Agent” has the meaning set forth in Section 7.7.

“Purchase Notice” has the meaning set forth in Section 5.2(b).

“Registered Offering” shall mean a registered offering of Equity Securities to the general public, including a listing on a United States national securities exchange, the Nasdaq Global Market, the Nasdaq Small Cap Market or other recognized securities exchange designated by the Board, and underwritten on a firm or best efforts basis by an investment banking institution recognized in the market or markets in which the offering is registered.

“Registration Rights Agreement” means the registration rights agreement, to be executed between the Company, CVC, the Shalom Shareholders and the Additional Shareholders, prior to an IPO to govern matters relating to registration rights and obligations with respect to public offerings by the Company.

“Restrictive Covenants” has the meaning set forth in Section 4.2(e).

“Securities Act” shall mean the United States Securities Act of 1933, as amended, together with the rules and regulations thereunder.

“Selling Shareholder” has the meaning set forth in Section 5.3(a).

“Shalom Director” has the meaning set forth in Section 3.1(a)(i).

“Shalom 1 LLLP” has the meaning set forth in the preamble.

“Shalom 3 LLLP” has the meaning set forth in the preamble.

“Shalom Entity” and “Shalom Entities” have the meaning set forth in the preamble.

“Shalom Individuals” means (i) Anthony Shalom and Michael Shalom, to the extent each remains alive and is not incapacitated, and (ii) upon the death of incapacity of either Anthony Shalom or Michael Shalom, means the remaining person (as between Anthony Shalom and Michael Shalom), and (iii) upon the death or incapacity of such remaining person, means Isaac Shalom.

“Shalom Shareholder” and “Shalom Shareholders” have the meaning set forth in the preamble, and shall include any executor or administrator of the estate of such Person.

“Shareholder” shall mean any Person party to this Agreement other than the Company.

“Stock” shall mean any “equity security” (as such term is defined in Rule 405 under the Securities Act).

“Stock Pledge Agreement” shall mean a stock pledge agreement creating a security interest in the shares of Common Stock in favor of CVC, which stock pledge agreement provides that such stock pledge agreement shall terminate, and the security interest created thereby automatically released, upon the transfer of the shares of Common Stock subject to such stock pledge agreement in a manner permitted by the Original Agreement to a transferee other than a Permitted Transferee.

“Stock Purchase Agreement” has the meaning set forth in the recitals.

“Subscribing Shareholder” has the meaning set forth in Section 3.1(d).

“Subsidiary” shall mean, as to any Person, any other Person: (i) of which such first Person, directly or indirectly, owns securities or other equity interests representing fifty percent (50%) or more of the aggregate voting power of all securities and equity interests issued by such second Person; or (ii) of which such first Person possesses the right to elect fifty percent (50%) or more of the Directors; provided that Intcomex Holdings, Intcomex LLC and their Subsidiaries shall be deemed to be Subsidiaries of the Company.

“Subsidiary Equity Security” shall mean, with respect to a Subsidiary of the Company, any: (i) Stock of such Subsidiary, whether voting or non-voting; (ii) security of such Subsidiary convertible into or exchangeable for Stock of such Subsidiary; or (iii) option, right or warrant issued by such Subsidiary to acquire Stock of such Subsidiary.

“Tag-Along Factor” shall mean, with respect to the calculation of a Pro-Rata Portion following the delivery of a Transfer Notice pursuant to Section 5.3(a), one.

“Territory” shall mean the territory of the United States, Chile, Argentina, Costa Rica, Ecuador, El Salvador, Guatemala, Jamaica, Panama, Peru, Uruguay, Cayman Islands and Colombia.

“Third Amended Agreement” has the meaning set forth in the recitals.

“transfer” shall mean may transfer, directly or indirectly (including through the transfer, sale, exchange, assignment, pledge, gift, hypothecation or other disposition of Stock in any Shareholder, or direct or indirect parent thereof, all or substantially all of whose assets are Equity Securities or ownership or control rights in Equity Securities), by way of sale, exchange, assignment, pledge, gift or other disposition, whether by operation of law or otherwise, whether voluntarily or involuntarily, of any Equity Securities, and “transferring” and “transferred” shall have correlative meanings.

“Transfer Notice” has the meaning set forth in Section 5.3(a).

“Transfer Shares” has the meaning set forth in Section 5.2(a).

“Transferor” has the meaning set forth in Section 5.1(b).

“Transferring Shareholder” has the meaning set forth in Section 5.2(a).

“U.S. GAAP” shall mean United States generally accepted accounting principles.

“Voting Shares” shall mean the outstanding Equity Securities having the right to vote generally for the election of Directors of the Board.

“Voting Stock” shall mean, with respect to an issuer of Stock, the outstanding Stock of such issuer having the right to vote generally in any election of Directors of such issuer.

Section 1.2 General Interpretive Principles.

(a) Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun, pronoun, or adjective shall be deemed to include the plural as well as the singular and to cover all genders. Unless otherwise specified, words such as “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement, and references herein to “Articles” or “Sections” refer to Articles or Sections of this Agreement. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

(b) Whenever used in this Agreement, except as otherwise expressly provided, (i) “Shalom Shareholders” shall include each Shalom Shareholder, (ii) “Centel Shareholders” shall include each Centel Shareholder and (iii) “Additional Shareholders” shall include each Additional Shareholder.

(c) The terms “dollars” and “$” shall mean United States Dollars.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of All Parties. Each of the Parties hereto hereby represents and warrants to the others on the date hereof as follows:

(a) Organization and Qualification; Power. Such Party (if a Person other than a natural Person) is a corporation or other entity duly organized and validly existing under the Laws of its jurisdiction of organization. Such Party (if a Person other than a natural Person) has all requisite power and authority to own, lease and operate its assets, and to carry on its business as it is now being conducted.

(b) Authority; Validity. Such Party has all requisite legal capacity (if a natural Person) or power and authority (if a Person other than a natural Person) to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by such Party of this Agreement and the other documents and instruments to be executed by such Person pursuant hereto and the performance of his, her or its obligations hereunder and thereunder have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by such Party and, assuming due authorization, execution and delivery of this Agreement by the other Parties hereto, constitutes his, her or its legal, valid and binding obligation, enforceable against him, her or it in accordance with its terms. No further act or proceeding on his, her or its part is necessary to authorize this Agreement or the performance of his, her or its obligations hereunder.

(c) Compliance; Binding Effect. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate any provision of the Charter Documents of any Party that is not a natural Person; (ii) constitute a breach or violation of, or default under, or accelerate any obligation, or create an Encumbrance on any assets, properties or rights of such Party (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon the Party; or (iii) violate or conflict with any Law to which such Party is subject or by which such Party is bound.

(d) Consents. No Consent is required to be made or obtained by such Party in connection with: (i) the execution, delivery or performance of this Agreement by such Party; or (ii) the consummation by such Party of any of the transactions contemplated herein.

(e) Ownership. Each of the Shareholders Controls and (other than in the case of Anthony Shalom, Isaac Shalom and Michael Shalom) is the record holder of Equity Securities.

Section 2.2 Representations and Warranties of the CVC Shareholders. Each of the CVC Shareholders hereby represents and warrants on the date hereof as follows:

(a) Control of the CVC Shareholders. Each of the CVC Shareholders is indirectly Controlled by Citigroup Inc.

(b) No Registration. None of the CVC Shareholders, any of their Affiliates other than the Company and its Subsidiaries, nor any person acting on its or their behalf has made, directly or indirectly, offers or sales of any security, or has solicited, directly or indirectly, offers to buy any security, under circumstances that would require the registration of the offer and sale of the Stock in the CVC Shareholders under the Securities Act.

Section 2.3 Representations and Warranties of the Shalom Shareholders. Each of the Shalom Shareholders hereby represents and warrants on the date hereof that each of Shalom 1 LLLP and Shalom 3 LLLP are Controlled, directly or indirectly, by Anthony Shalom and Michael Shalom, respectively.

ARTICLE III

GOVERNANCE

Section 3.1 Voting Rights; Board; Management; Information. Prior to an IPO, each Shareholder shall take all Necessary Action to cause:

(a)(i) the Board to consist, for so long as Anthony Shalom, Isaac Shalom and Michael Shalom continue to Control Voting Shares representing at least 22% of the voting power of all outstanding Voting Shares, of (subject to clause (iii) below) nine (9) Directors, five (5) of whom shall be nominated by the CVC Shareholders, two (2) of whom shall be nominated by the Shalom Individuals (the “Shalom Directors”) and two of whom shall be Independent Directors (as defined below), and to cause each committee of the Board to include at least one Shalom Director, unless otherwise agreed by the Shalom Directors; provided that (i) the CVC Shareholders, on the one hand and (ii) the Shalom Individuals, on the other hand, shall be entitled to cause the removal and replacement of any Director nominated by it or them at any time, with or without cause, and to nominate an alternate Director to replace and/or substitute, if necessary, each Director nominated by it or them, as the case may be;

(ii) the Board to establish and maintain an Executive Committee which, for so long as Anthony Shalom, Isaac Shalom and Michael Shalom continue to Control Voting Shares representing at least 22% of the voting power of all outstanding Voting Shares, shall consist of five (5) Directors, three (3) of whom shall be Directors nominated by the CVC Shareholders and two (2) of whom shall be the Shalom Directors, and to delegate to such Executive Committee such powers and authority of the Board in the management of the business and affairs of the Company as the Board shall determine from time to time, other than the powers that cannot be so delegated under Delaware law;

(iii) the appointment of two “Independent Directors;” provided that the CVC Shareholders shall be entitled to cause the removal of an Independent Director at any time and in the event that an Independent Director is removed or otherwise ceases to be a Director for any reason, the replacement Independent Director shall be a person designated by the CVC Shareholders, each of whom qualifies as an “independent director” under Section 303A.02 of the Listed Company Manual of the New York Stock Exchange and Rule 10A-3 under the United States Securities Exchange Act of 1934, as such rules may be amended from time to time, provided that if the CVC Shareholders elect in their sole discretion not to designate a replacement Independent Director, the size of the Board shall be reduced accordingly; and

(iv) the board of Directors of each Subsidiary of the Company that is required, in accordance with applicable Law, to have a board of Directors to consist, for so long as Anthony Shalom, Isaac Shalom and Michael Shalom continue to Control Voting Shares representing at least 22% of the voting power of all outstanding Voting Shares, of either (x) five (5) Directors, three (3) of whom shall be nominated by the CVC Shareholders and two (2) of whom shall be nominated by the Shalom Individuals or (y) three (3) Directors, two (2) of whom shall be nominated by the CVC Shareholders and one (1) of whom shall be nominated by the Shalom Individuals, and to cause each committee of such boards of Directors of the Subsidiaries to include at least one Director nominated by the Shalom Individuals; it being specified that (i) the CVC Shareholders, on the one hand and (ii) the Shalom Individuals, on the other hand, shall be entitled to cause the removal and replacement of any such Director nominated by it or them at any time, with or without cause, and to nominate an alternate Director to replace and/or substitute, if necessary, each Director nominated by it or them, as the case may be;

(b) the Company and its Subsidiaries to refrain, for so long as Anthony Shalom, Issac Shalom and Michael Shalom continue to Control Voting Shares representing at least 22% of the voting power of all outstanding Voting Shares, from approving any of the following actions or matters (whether or not the shareholders of the Company or any of its Subsidiaries have approved of such actions or matters) without first having received the affirmative vote or written consent of the Shalom Directors:

(i) any amendment or modification of the Charter Documents of the Company or any of its Subsidiaries adversely affecting the rights, benefits or privileges of the holders of Common Stock held by the Shalom Shareholders and the Additional Shareholders, taken as a class;

(ii) any incurrence by the Company or any of its Subsidiaries of Indebtedness of a principal amount greater than $500,000 (other than (x) extensions, renewals or refinancings of outstanding Indebtedness that do not increase the principal amount of such Indebtedness, (y) Indebtedness incurred in the ordinary course of business or (z) Indebtedness incurred or permitted pursuant to the Indenture) such that, upon the incurrence of such Indebtedness, the sum of (x) the principal amount of the Indebtedness thereby incurred and (y) the Company’s consolidated long-term debt and short-term debt, net of cash and cash equivalents, as shown at the end of the period covered by the most recent unaudited consolidated quarterly financial statements or audited annual consolidated financial statements of the Company, is greater than four times the aggregate consolidated EBITDA of the Company in the four most recent quarters for which unaudited consolidated quarterly financial statements or audited annual consolidated financial statements have been prepared by the Company;

(iii) the entering into, or commitment to enter into, any line of business other than the distribution of electronic, computer, electric and communication equipment and components and related software, furniture and accessories;

(iv) the making of any contributions to a political party or a candidate for political office, in each case whether domestic or foreign; or

(v) the entry into any transaction with any CVC Shareholder or any of their Affiliates (other than the Company and its Subsidiaries) involving an aggregate amount in excess of $5,000,000; provided that no such affirmative vote or consent shall be required if the transaction: (A) is entered into on an arms’-length basis and on terms consistent with those available from an unrelated third-party; (B) involves the issuance of Equity Securities in compliance with the provisions of Section 3.1(c) or the issuance of Subsidiary Equity Securities in compliance with the provisions of Section 3.1(d); (C) involves the issuance by the Company or any of its Subsidiaries of debt securities or instruments to any CVC Shareholder or any of their Affiliates; or (D) is otherwise permitted by Article V of this Agreement.

(c) the Company to refrain from issuing any Equity Securities (the “Issued Equity Securities”) without affording each Shareholder that is a record holder of Equity Securities the right to acquire such Issued Equity Securities in proportion to such Shareholder’s then existing holding of Equity Securities of the same class as that of the Issued Equity Securities, or, if such Issued Equity Securities are of a class of which no securities are issued or outstanding immediately prior to the issuance of such Issued Equity Securities, in proportion to the number of Equity Securities held by such Shareholder at the time of such issuance as compared to the aggregate number of all outstanding Equity Securities, in each case on the same terms and conditions and for the same consideration as the Company proposes to issue such Issued Equity Securities (provided that each Shareholder that is a record holder of non-voting Equity Securities shall acquire non-voting Equity Securities in connection with such issuance). Notwithstanding the foregoing, the provisions of the first sentence of this Section 3.1(c) shall not apply to: (i) issuances of Equity Securities pursuant to a Registered Offering; (ii) any issuance or transfer of Equity Securities to Directors, officers and employees of the Company or any of its Subsidiaries pursuant to a compensation plan approved by the Board; (iii) issuances of Equity Securities pursuant to the exercise, conversion or exchange of outstanding Equity Securities, provided that the relevant right to exercise, convert or exchange is afforded to or enjoyed by all holders of the class of Equity Securities being exercised, converted or exchanged; (iv) issuances of Equity Securities by the Company in connection with the merger of the Company with another Person, or the purchase by the Company of assets or shares of the capital stock or other ownership interest of another Person; or (v) issuances of Equity Securities by the Company in connection with any financing or leasing arrangement.

(d) the Subsidiaries of the Company to refrain from issuing any Subsidiary Equity Securities (the “Issued Subsidiary Equity Securities”) to any Shareholder (the “Subscribing Shareholder”) without affording each Shareholder that is a record holder of Equity Securities (other than the Subscribing Shareholder and the Shareholders Controlled by the Subscribing Shareholder) the right to acquire such Issued Subsidiary Equity Securities in proportion to such Shareholder’s then existing holding of Subsidiary Equity Securities of the same class as that of the Issued Subsidiary Equity Securities, or, if such Issued Subsidiary Equity Securities are of a class of which no securities are issued or outstanding immediately prior to the issuance of such Issued Subsidiary Equity Securities, in proportion to the number of Subsidiary Equity Securities held by such Shareholder at the time of such issuance as compared to the aggregate number of all outstanding Subsidiary Equity Securities, on the same terms and conditions and for the same consideration as such Subsidiary proposes to issue such Issued Subsidiary Equity Securities (provided that each Shareholder that is a record holder of non-voting Equity Securities shall acquire non-voting Equity Securities in connection with such issuance (and if a Shareholder is a record holder of both non-voting and voting Equity Securities, such Shareholder shall be entitled to acquire both non-voting and voting Equity Securities, to be allocated based on such Shareholder’s aggregate holdings)). Notwithstanding the foregoing, the provisions of the first sentence of this Section 3.1(d) shall not apply to: (i) issuances of Subsidiary Equity Securities pursuant to a Registered Offering; (ii) any issuance or transfer of Subsidiary Equity Securities to Directors, officers and employees of the Company or any of its Subsidiaries pursuant to a compensation plan approved by the Board; (iii) issuances of Subsidiary Equity Securities pursuant to the exercise, conversion or exchange of outstanding Subsidiary Equity Securities, provided that the relevant right to exercise, convert or exchange is afforded to or enjoyed by all holders of the class of Subsidiary Equity Securities being exercised, converted or exchanged; (iv) issuances of Subsidiary Equity Securities in connection with the merger of the Company with another Person, or the purchase by the Company of assets or shares of the capital stock or other ownership interest of another Person; or (v) issuances of Subsidiary Equity Securities in connection with any financing or leasing arrangement.

(e) the Company and its Subsidiaries not to enter into or engage in any transaction with any CVC Shareholder, a Shalom Shareholder, the Centel Shareholders, any Additional Shareholder or any of their Affiliates (other than the Company and its Subsidiaries), except transactions entered into on an arms’-length basis and on terms consistent with those available from an unrelated third-party;

(f) the Company and the Subsidiaries not to make any offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any employee or official of a Governmental Entity or arbitration tribunal, to any political party, domestic or foreign (or official thereof) or candidate for political office or to any other Person who was or is in a position to help or hinder the Company or its Subsidiaries: (i) with the intent or purpose of inducing such official, political party or candidate, or other Person, to do or omit to do any act in violation of the lawful duty of such official; (ii) that would cause the Company or its Subsidiaries to violate or be in violation of any applicable Law (including without limitation the U.S. Foreign Corrupt Practices Act, as amended) or subject to damages or penalties in a civil or criminal proceeding; or (iii) that could reasonably be expected to have a Material Adverse Effect if not continued;

(g) the Company to deliver to each of its Directors and to each Shareholder as soon as available and in no event more than one hundred twenty (120) days after the end of the fiscal year, a copy of the annual audited consolidated balance sheets and statements of income, cash flow and changes in stockholders’ equity and notes thereto for the Company and its consolidated subsidiaries for such fiscal year, prepared in accordance with U.S. GAAP;

(h) the Company to deliver to each of its Directors and to each Major Shareholder as soon as available and in no event more than forty-five (45) days after the end of each consecutive three-month period in each fiscal year (other than the final three-month period), a copy of the unaudited consolidated balance sheets and statements of income and cash flow for the Company and its consolidated subsidiaries for such three-month period, prepared in accordance with U.S. GAAP and approved by the chief executive officer of the Company;

(i) the Company to deliver to each of its Directors as soon as available and in no event more than thirty (30) days after the end of each calendar month, a copy of the unaudited monthly income statement of the Company and its consolidated subsidiaries for such calendar month, prepared in accordance with U.S. GAAP and approved by the chief executive officer of the Company;

(j) the Company to respond, upon a Major Shareholder’s reasonable request made to the chairman of the Board, to such Major Shareholder’s request for information regarding the affairs of the Company; provided that such Major Shareholder’s request be for a proper purpose, and provided, further, that the Company shall not be obligated pursuant to this Section 3.1(j) to provide access to any information that the Board determines in good faith to be a trade secret or similar confidential information;

(k) the Company to use its reasonable efforts to maintain insurance covering against the risks of the nature normally insured against by companies in the same or similar lines of business in coverage amounts typically and reasonably carried by such companies, including, but not limited to, directors’ and officers’ liability insurance; provided such insurance is available on commercially reasonable terms; and

(l) the Company to invite the person designated by the Centel Shareholders’ Representative (the “Centel Observer”) as a representative of the Centel Shareholders to attend all meetings of the Board in a non-voting observer capacity, and to give the Centel Observer copies of all notices, minutes and other materials that the Company provides to its Board members; provided the Centel Observer shall hold in confidence and trust and act in a fiduciary manner with respect to all information and materials so provided; and provided, further, that the Board reserves the right to withhold any information and to exclude the Centel Observer from any meeting or any portion thereof if access to such information or meeting could adversely affect the attorney-client privilege between the Company and its counsel or would result in the disclosure of the Company’s trade secrets or if the Centel Shareholders or any of its Affiliates is or is affiliated with a competitor of the Company.

ARTICLE IV

ADDITIONAL SHAREHOLDER OBLIGATIONS

Section 4.1 Restrictive Legend. Each Shareholder agrees that:

(a) It shall take all Necessary Action to cause each certificate evidencing the Equity Securities issued by the Company at and, for so long as applicable, after the Closing Date:

THE SALE, ASSIGNMENT, TRANSFER, PLEDGING OR OTHER DISPOSITION OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE IS RESTRICTED BY THE TERMS OF THE SHAREHOLDERS AGREEMENT (AS AMENDED FROM TIME TO TIME) BY AND AMONG COURT SQUARE CAPITAL, LTD., THE SHALOM SHAREHOLDERS AS DEFINED THEREIN, THE ADDITIONAL SHAREHOLDERS AS DEFINED THEREIN, AND INTCOMEX, INC., DATED AS OF AUGUST 31, 2004, COPIES OF WHICH MAY BE OBTAINED FROM THE ISSUER OF THIS CERTIFICATE. NO SALE, ASSIGNMENT, TRANSFER, PLEDGING OR OTHER DISPOSITION OF SUCH SECURITIES (I) SHALL BE MADE ON THE BOOKS OF INTCOMEX, INC. UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF THE AFORESAID SHAREHOLDERS AGREEMENT, AND SUCH TRANSFEREE AGREES TO BE BOUND BY ANY RESTRICTIONS SET FORTH IN THE AFORESAID SHAREHOLDERS AGREEMENT THAT ARE APPLICABLE TO SUCH TRANSFEREE, OR (II) SHALL BE EFFECTIVE UNLESS AND UNTIL THE TERMS AND CONDITIONS OF THE AFORESAID SHAREHOLDERS AGREEMENT SHALL HAVE BEEN COMPLIED WITH IN FULL.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER SECURITIES LAWS; AND SUCH SECURITIES MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND COMPLIANCE WITH ALL OTHER APPLICABLE SECURITIES LAWS, OR, IN EITHER CASE, AN EXEMPTION THEREFROM. IN CONNECTION WITH ANY TRANSFER OF SUCH SECURITIES, THE HOLDER WILL BE REQUIRED TO FURNISH TO THE ISSUER OF SUCH SECURITIES SUCH CERTIFICATION, LEGAL OPINIONS AND/OR OTHER INFORMATION AS THE ISSUER MAY REASONABLY REQUIRE TO CONFIRM THAT THE PROPOSED SALE COMPLIES WITH THE FOREGOING RESTRICTIONS.

With respect to certificates representing shares of Common Stock issued to the Non-CVC Shareholders other than the Centel Shareholders: THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY BE SUBJECT TO TRANSFER IN THE CIRCUMSTANCES AND PURSUANT TO THE TERMS AND CONDITIONS DESCRIBED IN THE CERTIFICATE OF INCORPORATION OF INTCOMEX, INC. AND THE STOCK PURCHASE AGREEMENT BY AND AMONG COURT SQUARE CAPITAL, LTD., THE SELLERS AS DEFINED THEREIN AND INTCOMEX, INC., DATED AS OF AUGUST 27, 2004, COPIES OF WHICH MAY BE OBTAINED FROM THE ISSUER OF THIS CERTIFICATE.

With respect to certificates representing shares of Common Stock issued to the Centel Shareholders: THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY BE SUBJECT TO TRANSFER IN THE CIRCUMSTANCES AND PURSUANT TO THE TERMS AND CONDITIONS DESCRIBED IN THE CERTIFICATE OF INCORPORATION OF INTCOMEX, INC., THE SHARE PURCHASE AGREEMENT BY AND AMONG INTCOMEX, INC., INTCOMEX HOLDINGS SPC-I, LLC, CENTEL, S.A. DE C.V., HARRY LUCHTAN AND YEHUDA AZANCOT, DATED AS OF APRIL 28, 2005, AND THE SHARE PLEDGE AGREEMENT BY AND AMONG INTCOMEX, INC., HARRY LUCHTAN AND YEHUDA AZANCOT, DATED AS OF APRIL 28, 2005, COPIES OF WHICH MAY BE OBTAINED FROM THE ISSUER OF THIS CERTIFICATE.

(b) In the event any part of the restrictive legend above has ceased to be applicable, any Shareholder may cause the Company to provide such Shareholder, at its request and without any expense to such Shareholder (other than applicable transfer taxes and similar governmental charges, if any), upon surrender of the certificates representing Equity Securities and bearing inapplicable legends, with new certificates representing identical Equity Securities not bearing the part of the legend with respect to which the restriction or restrictions has or have ceased and terminated (it being understood that (i) the restriction referred to in the first paragraph of the legend above shall cease and terminate upon the termination of this Agreement, (ii) the restriction referred to in the second paragraph of the legend above shall cease and terminate upon the transfer of the shares of Common Stock represented by such certificate by a Non-CVC Shareholder in accordance with the terms of this Agreement other than to a Permitted Transferee, and (iii) the restriction referred to in the third paragraph of the legend above shall cease and terminate at the earlier of (A) the time when such restriction is no longer required in order to assure compliance with the Securities Act and any applicable state securities and “blue sky” laws and (B) the time when such securities shall have been effectively registered under the Securities Act and any applicable state securities and “blue sky” laws).

(c) Upon any transfer of any securities of the Company, prior to the recording of such transfer on the books of the Company, the Company shall take reasonable measures to assure that such transfer is being effected in accordance with the registration requirements of the Securities Act or pursuant to an exemption therefrom.

Section 4.2 Non-Solicitation; Non-Competition; Confidentiality.

(a) From the date hereof until the third anniversary of the date on which a Non-CVC Shareholder ceases to Control Equity Securities, each such Non-CVC Shareholder shall not, and shall cause its Affiliates not to, directly or indirectly, solicit any Customer of the Business to purchase Competitive Products other than from the Company or its Subsidiaries. For purposes of this Section 4.2: (i) “Customer of the Business” shall mean any Person to which the Company or its Subsidiaries sold products during the one-year period prior to the date on which such Non-CVC Shareholder ceased to Control Equity Securities and (ii) “Competitive Products” shall mean any products sold by or that compete with any products sold by the Company or its Subsidiaries within the one-year period immediately preceding the date on which such Non-CVC Shareholder ceased to Control Equity Securities.

(b) From the date hereof until the third anniversary of the date on which a Non-CVC Shareholder ceases to Control Equity Securities, each such Non-CVC Shareholder shall not, and shall cause its Affiliates not to, directly or indirectly, solicit or seek to induce any Person having a Designated Relationship to terminate such Designated Relationship (other than to assume another Designated Relationship) or hire any such Person; provided that “solicit or seek to induce” shall not include, and such Non-CVC Shareholder shall not be prohibited from, making general solicitations (e.g., newspaper advertisements and hiring fairs) not targeted at specific employees.

(c) From the date hereof until the third anniversary of the date on which a Non-CVC Shareholder ceases to Control Equity Securities, each such Non-CVC Shareholder shall not, and shall cause its Affiliates not to, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any Person that competes with the business of wholesale distribution and resale of computer equipment, software and peripherals anywhere in the Territory or in any other country in Latin America or the Caribbean; provided that this Section 4.2(c) shall not prohibit a Non-CVC Shareholder or any of its Affiliates from holding ownership interests in the Company or an ownership interest as a passive investor in a publicly-traded company in which such ownership interests, together with the securities in such company held by its Affiliates: (i) have a market value not exceeding U.S.$200,000; and (ii) represent less than 5% of the aggregate voting power of all of such publicly traded company’s ownership interests; provided, further, that such ownership interest limitations in this Section 4.2(c) may be waived by obtaining the written consent of the CVC Shareholders.

(d) Each Non-CVC Shareholder shall maintain the confidentiality of, and not use: (A) confidential or proprietary information regarding the Company or any of its Subsidiaries or (B) trade secrets regarding the Company or any of its Subsidiaries, other than in connection with the operation of the Business of the Company and its Subsidiaries while such Non-CVC Shareholder has a Designated Relationship; provided that this Section 4.2(d) shall not apply to information: (i) that becomes available to such Non-CVC Shareholder after the Closing Date from a source other than another Non-CVC Shareholder, the Company or any of its Subsidiaries (and not as a result of a violation of a contractual restriction or fiduciary duty known to such first Non-CVC Shareholder); or (ii) that was or becomes generally available to the public (and not as a result of a violation of a contractual restriction or fiduciary duty known to such first Non-CVC Shareholder). Notwithstanding the preceding sentence, such first Non-CVC Shareholder may, and may permit, disclosure of such information: (1) in response to any judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process); (2) if requested by a Governmental Entity; or (3) to comply with applicable Law or stock exchange regulations; provided that such Non-CVC Shareholder will, to the extent practicable, promptly notify the Company thereof and cooperate with the Company and its Subsidiaries at the Company’s reasonable request and cost if the Company or any of its Subsidiaries should seek to obtain an order that confidential treatment will be accorded to such information.

(e) Each Non-CVC Shareholder hereby agrees that (i) if, in any judicial proceeding, a court shall deem any of the restrictive covenants contained in Sections 4.2(a), 4.2(b), 4.2(c) and 4.2(d) (the “Restrictive Covenants”) invalid, illegal or unenforceable because its scope is considered excessive, such Restrictive Covenant shall be modified so that the scope of the Restrictive Covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable; and (ii) if any Restrictive Covenant (or portion thereof) is deemed invalid, illegal or unenforceable in any jurisdiction, as to that jurisdiction such Restrictive Covenant (or portion thereof) shall be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining Restrictive Covenants (or portion thereof) in such jurisdiction or rendering that or any other Restrictive Covenant (or portion thereof) invalid, illegal, or unenforceable in any other jurisdiction.

Section 4.3 [Intentionally Omitted.]

Section 4.4 Transfers by the Shalom Shareholders.

(a) Each of the Shalom Shareholders agrees that (i) so long as Michael Shalom and Anthony Shalom remain alive and are not incapacitated, Shalom 1 LLLP and Shalom 3 LLLP shall each be directly or indirectly Controlled and more than 50% owned by Michael Shalom and/or Tony Shalom, with the remainder owned by Affiliates of Michael Shalom and/or Tony Shalom; and (ii) upon the death or during the incapacity of Michael Shalom or Anthony Shalom, so long as Isaac Shalom (the brother of Michael Shalom) remains alive and is not incapacitated, Shalom 1 LLLP and Shalom 3 LLLP shall each be Controlled and more than 50% owned by (1) Isaac Shalom and/or (2) Anthony Shalom or Michael Shalom, whichever remains alive and not incapacitated, with the remainder owned by Affiliates of (3) Isaac Shalom and/or (4) Michael Shalom or Tony Shalom, whichever remains alive and not incapacitated.

(b) Each of the Shalom Shareholders further agrees to provide such documentation as the CVC Shareholders may reasonably require to confirm compliance with clause (a) of this Section 4.4.

Section 4.5 Registration Rights. Notwithstanding anything herein to the contrary, the Company and each of the CVC Shareholders, the Shalom Shareholders and the Additional Shareholders agree that, prior to an IPO, they shall take all Necessary Action to enter into a Registration Rights Agreement containing customary terms, pursuant to which the CVC Shareholders will have four demand registration rights and the Shalom Shareholders will have two demand registration rights, in each case to request from the Company registration for sale under the Securities Act of all or a portion of the shares of Stock then held by them, and the CVC Shareholders, the Shalom Shareholders and the Additional Shareholders will have piggyback rights for the registration for sale under the Securities Act of all or a portion of the shares of Stock then held by them; provided that if the lead underwriters for any underwritten offering registered pursuant to the Registration Rights Agreement advise the Company that marketing factors require a limitation of the total number of shares of Stock underwritten, then the number of shares of Stock that may be included in such underwritten offering by each Shareholder shall equal (i) in the case of the CVC Shareholders, the lesser of (x) the total number of shares of Stock originally sought to be included by the CVC Shareholders in such underwritten offering, and (y) 66% of the total number of shares of Stock to be underwritten in such offering (following any reductions), and (ii) in the case of all other Shareholders, the total number of shares of Stock to be underwritten in such offering (following any reductions) minus the number of shares of Stock to be included by the CVC Shareholders in such underwritten offering pursuant to (i) above, such allocation to be made pro rata among all participating other Shareholders (and the Company, to the extent it would seek to include any newly issued shares of Stock in such offering) in proportion to the number of Shares originally sought to be included by them in such offering.

Section 4.6 Certificate of Incorporation. Each Shareholder agrees to take all Necessary Action to cause the Company to adopt the Third Amended and Restated Certificate of Incorporation, substantially in the form of Annex A attached hereto.

ARTICLE V

TRANSFER RESTRICTIONS

Section 5.1 Restrictions on Disposition of Interests.

(a) [Intentionally Omitted.]

(b) No Shareholder may transfer any Equity Securities (each such Shareholder, a “Transferor”) unless: (i) such transfer is in compliance with the other provisions of this Section 5.1 and is effected: (x) in compliance with the applicable provisions of Sections 5.2, 5.3, 5.4 and 5.5 hereof; (y) to a Permitted Transferee; or (z) pursuant to Article IX or Section 7.2 of the Stock Purchase Agreement or pursuant to any Stock Pledge Agreement, and (ii) such transfer of Equity Securities is made on the books of the Company. In addition, no Shareholder may transfer any Equity Securities pursuant to Section 5.2 to an Affiliate of such Shareholder unless such Affiliate is a Permitted Transferee.

(c) Any purported transfer of Equity Securities other than in accordance with this Agreement by any Transferor shall be null and void, and the Company shall refuse to recognize any such transfer for any purpose and shall not reflect in its records any change in record ownership of Equity Securities pursuant to any such transfer.

(d) Notwithstanding the foregoing and except in connection with a Change of Control of the Company, no Shareholder shall, at any time during the term of this Agreement, transfer any Equity Securities to any Person that is a direct competitor of the Company or that is disreputable (in either case, as determined in good faith by the CVC Shareholders), unless otherwise agreed by the CVC Shareholders.

(e) For the avoidance of doubt, the transfer, sale, exchange, assignment, pledge, gift, hypothecation or other disposition of Stock in any CVC Shareholder shall not constitute a “transfer” of Equity Securities for purposes of this Agreement so long as, after consummation of such transfer, sale, exchange, assignment, pledge, gift, hypothecation or other disposition, such CVC Shareholder remains controlled by Citigroup Inc. (or any successor thereto).

Section 5.2 Rights of First Offer.

(a) Subject to the provisions of Section 5.1(a), if a Shareholder (the “Transferring Shareholder”) desires at any time to transfer any of its Equity Securities (including through the transfer, sale, exchange, assignment, pledge, gift, hypothecation or other disposition of Stock in any Shareholder, or direct or indirect parent thereof, all or substantially all of whose assets are Equity Securities or ownership or control rights in Equity Securities) (the “Transfer Shares”) to a Person (other than a Permitted Transferee), such Transferring Shareholder shall give to the other Shareholders and the Company (the “Offering Persons”) written notice (the “Offer Notice”) notifying the Offering Persons of the Transferring Shareholder’s intention to transfer all (but not less than all) the Transfer Shares, which notice shall identify the number of Transfer Shares, the date on which such Transfer Notice is sent, and any other material terms of the intended transfer (other than the price per Equity Security). The date on which such Offer Notice is sent by the Transferring Shareholder is referred to hereinafter as the “Notice Date.”

(b) Each Offering Person shall have thirty (30) days following the Notice Date to give the Transferring Shareholder a binding, irrevocable written offer to purchase all (but not less than all) the Transfer Shares at a purchase price (which shall be in cash) and upon the other material terms and conditions specified in such Offering Person’s offer (a “Purchase Notice”). If the Transferring Shareholder does not receive a Purchase Notice from an Offering Person within the thirty (30)-day period specified above, such Offering Person shall be deemed to have declined to purchase the Transfer Shares pursuant to this Section 5.2.

(c) In the event that the Transferring Shareholder receives more than one Purchase Notice pursuant to Section 5.2(b), the Transferring Shareholder shall either: (i) decline the offer set forth in the Most Favorable Purchase Notice (as defined below) in accordance with Section 5.2(d); or (ii) accept the Most Favorable Purchase Notice in accordance with Section 5.2(e), but may not accept an offer made in any other Purchase Notice (other than any Purchase Notice received by such Transferring Shareholder after any future compliance with the terms and procedures set forth in this Section 5.2 pursuant to the last sentence of Section 5.2(d) or Section 5.2(e)).

(d) In the event that the Transferring Shareholder: (i) does not receive within the thirty (30)-day period specified above a Purchase Notice in respect of all (but not less than all) of the Transfer Shares; or (ii) receives one or more Purchase Notices but does not agree to transfer all (but not less than all) of the Transfer Shares on the material terms and conditions set forth in such Purchase Notice that is, in the reasonable discretion of the Transferring Shareholder, most favorable to the Transferring Shareholder (the “Most Favorable Purchase Notice”), the Transferring Shareholder may, subject to compliance with the provisions of Section 5.1, Section 5.3 and Section 5.4, transfer to a purchaser or purchasers at any time within one hundred thirty-five (135) days following the Notice Date all (but not less than all) of the Transfer Shares. If such transfer to a purchaser or purchasers pursuant to the immediately proceeding sentence shall be effected after the Transferring Shareholder shall have refused an offer made in the Most Favorable Purchase Notice, then such subsequent transfer shall be at a price and on terms that are no less favorable to the Transferring Shareholder than those specified by the Most Favorable Purchase Notice. If the Transfer Shares are not transferred to a purchaser or purchasers for any reason within one hundred thirty-five (135) days following the Notice Date then such Transfer Shares may be transferred only by again complying with all of the terms and procedures set forth in this Section 5.2.

(e) In the event that, pursuant to a Purchase Notice, a Transferring Shareholder agrees to transfer all (but not less than all) the Transfer Shares on the material terms and conditions set forth in the Most Favorable Purchase Notice, the closing for such transaction shall take place at a time and place reasonably acceptable to the Transferring Shareholder and the Offering Person that had delivered such Purchase Notice; provided that such closing shall not occur more than one hundred and twenty (120) days after the Notice Date. If the Transfer Shares are not transferred to such Offering Person within such one hundred and twenty- (120) day period, then such Transfer Shares may be transferred only by again complying with all of the terms and procedures set forth in this Section 5.2.

(f) Notwithstanding anything herein to the contrary, the terms and conditions of this Section 5.2 will not apply to: (i) transfers of Equity Securities by a Shareholder to a Permitted Transferee; (ii) the exercise of the drag-along rights pursuant to Section 5.4 below after the second anniversary of the Closing Date; (iii) transfers by any Shareholder of any or all Equity Securities owned by such Shareholder (A) under Rule 144 of the Securities Act (as such rule may be amended from time to time or any similar rule or regulation enacted after the date of this Agreement), other than sales under Rule 144(k) of the Securities Act (as such rule may be amended from time to time) or any similar provision, rule or regulation enacted after the date of this Agreement which, upon compliance with its non-affiliate and holding period requirements, terminates the volume, manner or other restrictions set forth in Rule 144 of the Securities Act, or (B) in a Registered Offering or (iv) transfers pursuant to Article IX of the Stock Purchase Agreement, Section 7.2 of the Stock Purchase Agreement, or any Stock Pledge Agreement.

Section 5.3 Tag-Along Rights.

(a) If a Shareholder proposes to transfer any of its Equity Securities, including in accordance with the provisions of Section 5.2(d) or Section 5.2(e), such Shareholder (the “Selling Shareholder”) shall give written notice (a “Transfer Notice”) of such proposed transfer to the other Shareholders holding Equity Securities (the “Other Shareholders”) at least sixty (60) days prior to the consummation of such proposed transfer, setting forth: (i) the number of Equity Securities proposed to be transferred; (ii) the consideration to be received by the Selling Shareholder for such Equity Securities; (iii) the identity of the proposed transferee; (iv) the date of the proposed transfer; (v) the date on which the Transfer Notice was sent; (vi) any other material terms and conditions of the proposed transfer (other than, in cases where a CVC Shareholder or any of its Permitted Transferees is the Selling Shareholder, terms and conditions relating to the disposition or voting of Equity Securities or the management of the Company after the consummation of the transfer that may benefit such CVC Shareholder or any of its Permitted Transferees or by which a CVC Shareholder or any of its Permitted Transferees may be bound); and (vii) that each such Other Shareholder shall have the right to elect to transfer up to its Pro Rata Portion of such Equity Securities.

(b) Upon delivery of a Transfer Notice, each Other Shareholder may elect to transfer up to the Pro Rata Portion of its Equity Securities pursuant to the same terms and conditions, including price per Equity Security (including with respect to non-voting Equity Securities), applicable to the Equity Securities of the Selling Shareholder (other than, in cases where a CVC Shareholder or any of its Permitted Transferees is the Selling Shareholder, terms and conditions relating to the disposition or voting of Equity Securities or the management of the Company after the consummation of the transfer that may benefit such the CVC Shareholder or any of its Permitted Transferees or by which a CVC Shareholder or any of its Permitted Transferees may be bound), by sending written notice to the Selling Shareholder within thirty (30) days following the sending of the Transfer Notice, indicating its election to transfer up to the Pro Rata Portion of its Equity Securities in the same transaction, in which case the number of Equity Securities to be sold by the Selling Shareholder shall be reduced by such amount (if necessary). If any Other Shareholder has not indicated a desire to transfer all of its Pro Rata Portion of its Equity Securities permitted to be sold pursuant to this Section 5.3, within such thirty (30)-day period, then such Other Shareholder shall be deemed not to have exercised its rights under this Section 5.3. Following the expiration of the thirty (30)-day period specified above, each of the Selling Shareholder and each electing Other Shareholder, concurrently with the Selling Shareholder, shall be permitted to transfer to the transferee set forth in the Transfer Notice, on the terms and conditions set forth in the Transfer Notice, such number of Equity Securities determined in accordance with this Section 5.3.

(c) The closing of the sale of the Selling Shareholder’s Equity Securities to the prospective purchaser hereunder shall be conditioned on the simultaneous purchase by such purchaser of the Pro Rata Portion of Equity Securities from each electing Other Shareholder. Notwithstanding the foregoing, in the event any electing Other Shareholder breaches any obligation it may have under this Section 5.3 or, in the event that any representation and warranty of any electing Other Shareholder contained in the purchase agreement with the prospective purchaser is not true and correct as of the date made or as of the proposed closing date or the electing Other Shareholder shall fail to perform any covenant or agreement contained in such agreement or the electing Other Shareholder shall otherwise breach its obligations under such agreement and, in each case, such misrepresentation, breach or failure to perform such covenant or agreement results in the nonsatisfaction of a condition precedent to such agreement (and the prospective purchaser does not waive such condition precedent), the Selling Shareholder shall be free to transfer its Equity Securities to the prospective purchaser without liability to the electing Other Shareholder under this Agreement and such sale shall not limit or waive in any respect any claim, right or cause of action that the Selling Shareholder may have against such electing Other Shareholder in respect of such breach. Furthermore, the Selling Shareholder shall not be obligated to consummate the transfer of Equity Securities contemplated by an agreement between the Selling Shareholder and a prospective purchaser if, pursuant to the terms and conditions of such agreement, the Selling Shareholder is not obligated to do so and, in the event the Selling Shareholder elects not to consummate a transfer which it is not obligated to consummate as provided in this sentence, the Selling Shareholder shall have no liability to any other Shareholder (which term includes, without limitation, any electing Other Shareholder).

(d) Without limiting the generality of the other provisions of this Section 5.3, in the event that the Selling Shareholder intends to transfer its Equity Securities pursuant to an IPO (it being specified that nothing in this Agreement shall be deemed to give any Shareholder a right to cause the Company to undertake or participate in a Registered Offering), the Selling Shareholder shall include such information in the Transfer Notice. In such event the underwriter or underwriters of such IPO shall be selected by the CVC Shareholders, and the right of any electing Other Shareholder to transfer its Equity Securities pursuant to Section 5.3(b) shall be conditioned upon such electing Other Shareholder’s participation in the underwriting of such IPO, acceptance of the underwriter or underwriters selected by the CVC Shareholders, the inclusion of such electing Other Shareholder’s Equity Securities in the underwriting, and such electing Other Shareholder’s compliance with all applicable Laws and stock exchange regulations. All Shareholders proposing to transfer their Equity Securities pursuant to such IPO shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected by the CVC Shareholders (including, in particular, the entering into Lock-Up Agreements). Notwithstanding any other provision of this Section 5.3, if the underwriter advises the Selling Shareholder that marketing factors require a limitation of the number of Equity Securities underwritten, then the Selling Shareholder shall so advise all electing Other Shareholders, and the number of Equity Securities that may be included in the IPO by the Selling Shareholder and each electing Other Shareholders shall be reduced by a ratio equal to the ratio of the number of Equity Securities thereby withdrawn from the IPO to the total number of Equity Securities included in such IPO prior to such withdrawal.

(e) Notwithstanding anything to the contrary contained herein, the terms and conditions of this Section 5.3 shall not apply to: (i) transfers of Equity Securities by a Shareholder to a Permitted Transferee; (ii) transfers of Equity Securities in a Registered Offering other than an IPO; (iii) transfers pursuant to Article IX of the Stock Purchase Agreement, Section 7.2 of the Stock Purchase Agreement, or any Stock Pledge Agreement; or (iv) transfers by any Shareholder of any or all Equity Securities owned by such Shareholder under Rule 144 of the Securities Act (as such rule may be amended from time to time or any similar rule or regulation enacted after the date of this Agreement), other than sales under Rule 144(k) of the Securities Act (as such rule may be amended from time to time) or any similar provision, rule or regulation enacted after the date of this Agreement which, upon compliance with its non-affiliate and holding period requirements, terminates the volume, manner or other restrictions set forth in Rule 144 of the Securities Act.

Section 5.4 Drag-Along Rights. In the event that the CVC Shareholders wish to transfer Equity Securities Controlled by it and its Permitted Transferees representing 50.1% or more of the voting power of outstanding Equity Securities to one or more transferees (whether by merger or otherwise) other than to a Permitted Transferee, and said transferee or transferees desire to acquire 50.1% or more of the outstanding Equity Securities in the Company Controlled by the CVC Shareholders and their Permitted Transferees upon the same terms and conditions as agreed to with the CVC Shareholders, then, at the sole discretion of the CVC Shareholders, the CVC Shareholders may cause one or more other Shareholders (the “Dragged Shareholders”) to transfer all of its or their Equity Securities to said transferee or transferees (or to vote such Equity Securities in favor of any merger or other transaction which would effect a transfer of such Equity Securities and to waive its appraisal or dissenters’ rights with respect to such transaction) at the same price (including with respect to non-voting Equity Securities) and on the same terms and conditions as agreed to by the CVC Shareholders, provided that the Dragged Shareholders will have no obligation to make representations and warranties or give indemnities regarding the condition of the Company (provided that any drag along rights exercised against any Additional Shareholder or the Centel Shareholders shall only be exercised on a proportionate basis against all Additional Shareholders and the Centel Shareholders). In such case, the CVC Shareholders shall give written notice of such transfer to each other Shareholder the Equity Securities of which the CVC Shareholders intend to cause to be transferred pursuant to this Section 5.4 at least forty-five (45) days prior to the consummation of such transfer or vote, setting forth: (i) the consideration to be received by the Shareholders; (ii) the identity of the transferee or transferees; (iii) the date of the proposed transfer; and (iv) any other material terms and conditions of the proposed transfer.

Section 5.5 [Intentionally Omitted.]

Section 5.6 Closing Transactions. In the event the Offering Persons receive an Offer Notice pursuant to Section 5.2, the Other Shareholders receive a Transfer Notice pursuant to Section 5.3, the Dragged Shareholders receive a notice pursuant to Section 5.4, each Offering Person (with respect to Section 5.2), each Other Shareholder (with respect to Section 5.3) or each Dragged Shareholder (with respect to Section 5.4) as the case may be, agrees to use its commercially reasonable efforts, in good faith and in a timely matter, to take, or cause to be taken, all Necessary Actions and to do, or cause to be done, all things reasonable necessary, proper or advisable, under applicable Law (including, without limitation, to ensure that all appropriate requirements of Law are met and all Consents of third Persons are obtained, in each case, with respect to the transfer by such Offering Person, Other Shareholder, Dragged Shareholder or Centel Shareholders as the case may be), to consummate the proposed transactions contemplated by Sections 5.2, 5.3, 5.4 or 5.5, as the case may be. All reasonable costs and expenses incurred by Offering Persons, Other Shareholders, Dragged Shareholders, Centel Shareholders or the Company, as the case may be, in connection with a transfer made pursuant to Sections 5.2, 5.3, 5.4 or 5.5 (including, without limitation, all costs and disbursements, finders’ fees or brokerage commissions but excluding the fees and disbursements of counsel which shall be borne independently by each Offering Person, Other Shareholder, Dragged Shareholder, Centel Shareholders or the Company, as the case may be), or to be paid by Offering Persons, Other Shareholders, Dragged Shareholders or Centel Shareholders as provided for in the relevant purchase agreement, shall be allocated pro rata among the Offering Persons, Other Shareholders, Dragged Shareholders or Centel Shareholders as the case may be, based upon the number of Equity Securities sold by each such Shareholder.

ARTICLE VI

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 6.1 Further Assurances. From time to time, at the reasonable request of any other Party hereto and without further consideration, each Party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or appropriate to consummate and make effective, in the most expeditious manner practicable, the transactions that this Agreement contemplates will be consummated or undertaken by such Party.

Section 6.2 Company Covenant. The Company agrees that wherever it is provided herein that any Shareholder shall, or shall take Necessary Action to, cause the Company to take, or refrain from taking, any action, then the Company shall take, or refrain from taking, such action.

Section 6.3 No Conflict with Indenture. Notwithstanding anything set forth herein, none of the Parties shall be required to take any action that would otherwise be required by this Agreement that would give rise to a default or breach under: (i) the Indenture, dated as of December 22, 2009 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), between Intcomex, Inc., as issuer, Software Brokers of America, Inc., a Florida corporation, Intcomex Holdings, LLC, a Delaware limited liability company, and Intcomex Holdings SPC-I, LLC, a Delaware limited liability company, as Guarantors, and The Bank of New York, a New York banking association, as trustee; or (ii) any bonds issued under, or any other document or agreement entered into pursuant to, the Indenture or (iii) any other financing of the Company or its Subsidiaries.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Termination. This Agreement shall automatically terminate and be of no further force or effect upon the earliest to occur of: (i) the moment immediately following a Change of Control; and (ii) the date on which the Shalom Shareholders own Equity Securities representing less than 15% of the aggregate voting power of all outstanding Equity Securities; provided that Section 4.2(d), Section 4.2(e) and Article VII shall survive any termination of this Agreement indefinitely; provided, further, that if this Agreement terminates on or after the fourth anniversary of the Closing Date (other than as a result of transfers of Equity Securities giving rise to a Change of Control in connection with which the CVC Shareholders have delivered a Transfer Notice prior to the fourth anniversary of the Closing Date), Section 4.2(a), Section 4.2(b) and Section 4.2(c) shall survive such termination indefinitely; provided, further, that (a) if this Agreement terminates prior to an IPO, each Centel Shareholder’s rights and obligations, and each Other Shareholder’s obligations in respect of each Centel Shareholder, under Section 5.3 shall survive any termination of this Agreement, with such survival to terminate upon the earlier of (i) the occurrence of an IPO and (ii) the exchange of all of the non-voting Equity Securities Controlled by such Centel Shareholder (and any Permitted Transferee thereof) for voting Equity Securities and (b) the provisions of Section 1.1, Section 5.6 and Article VII shall survive the termination of this Agreement to the extent, and for so long as, necessary to effectuate the intent of clauses (a) and (b).

Section 7.2 Shalom Shareholders Indemnity. Each and all of the Shalom Shareholders, jointly and severally, agree to protect, indemnify, hold harmless and defend the CVC Shareholders (and any Permitted Transferees thereof), and its respective officers, directors, members, partners, employees, agents, representatives and permitted assigns from and against (and pay the full amount of) any and all losses, liabilities, actions, damages or injuries, claims, demands, judgments, costs, expenses, suits or proceedings, including appeals, which are incurred by the CVC Shareholders (and any Permitted Transferees thereof) and its officers, directors, members, partners, employees, agents, representatives and permitted assigns and which are caused by, result from, arise out of or occur in connection with (i) any breach by any Shalom Shareholder of its obligations under Section 4.4(a) or 4.4(b) or (ii) any breach by the Shalom Entities of their obligations hereunder.

Section 7.3 Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile; provided that the facsimile is promptly confirmed by written confirmation by registered mail thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

(a)	If to any Shalom Shareholder or to any Additional Shareholder, to:

Intcomex Holdings, LLC.
3505 N.W. 107th Avenue
Miami, Florida 33178
facsimile: (305) 477-7565

with a copy to:

Neal, Gerber & Eisenberg LLP
2 N. LaSalle Street
Suite 2200
Chicago, Illinois 60602
facsimile: (312) 269-1747
Attention: Scott J. Bakal

(b)	If to Anthony Shalom, to:

Intcomex Holdings, L.L.C.
3505 N.W. 107th Avenue
Miami, Florida 33178
facsimile: (305) 477-7565

with a copy to:

Neal, Gerber & Eisenberg LLP
2 N. LaSalle Street
Suite 1700
Chicago, Illinois 60602
facsimile: (312) 269-1747
Attention: Scott J. Bakal

(c)	If to the CVC Shareholders, to:

Citigroup Venture Capital International
399 Park Avenue, 14th floor
New York, New York 10022
facsimile: (212) 793-2799
Attention: Enrique Bascur

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
facsimile: (212) 225-2864
Attention: Jeffrey D. Karpf

and

(d)	If to the Centel Shareholders’ Representative or any Centel Shareholder, to:

Prosperidad 32
Mexico D.F. 11800, MEXICO
Facsímile: 011 (52-55) 5277-9955
Attention: Harry Luchtan

with a copy to:

Rasco, Reininger, Perez, & Esquenazi, P.L.
283 Catalonia Avenue, 2nd Floor
Coral Gables, Florida 33134-6700
Attention: Salomon B. Esquenazi, Esq.
Facsimile No.: (305) 476-7102

and

NDA Najera Danieli & Asocs., S. de R.L.
199 Monterrey Ave.
México City, D.F. 06700 Mexico
Attention: Juan A. Najera, Esq.
Facsimile No.: (52-55) 5265-1730

(e)	If to the Company, to:

3505 N.W. 107th Avenue
Miami, Florida 33178
facsimile: (305) 477-7565
Attention: Chair of the Board of Directors; President

Any notice given by mail shall be effective when received.

Section 7.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

Section 7.5 Entire Agreement. This Agreement (together with the Schedules and Exhibits hereto and the letter dated October 30, 2008, between Co-Invest and the Centel Shareholders) contains the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings (including the Letter of Interest), oral or written, with respect to such matters. For the avoidance of doubt and without prejudicing any rights under this Agreement, each Party, for itself and its successors and assigns, releases, and shall cause its Affiliates and their respective successors and assigns to release, the other Parties and their respective Affiliates and each of their respective successors and assigns from any and all claims arising out of the Letter of Interest whether arising prior to, on or after the date hereof and all obligations and liabilities under the Letter of Interest are hereby discharged.

Section 7.6 Governing Law; Submission to Jurisdiction; Selection of Forum. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES AND RENOUNCES THE JURISDICTION OF ANY MEXICAN COURT AND AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR, IF SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “CHOSEN COURTS”). EACH PARTY (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS, (II) WAIVES ANY OBJECTION, TO THE FULLEST EXTENT PERMITTED BY LAW, TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURTS, (III) WAIVES ANY OBJECTION, TO THE FULLEST EXTENT PERMITTED BY LAW, THAT THE CHOSEN COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY HERETO, (IV) AGREES THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTIONS 7.3 (NOTICES) AND 7.7 (SERVICE OF PROCESS) OF THIS AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND (V) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

Section 7.7 Service of Process. Each Centel Shareholder hereby irrevocably appoints CT Corporation, in New York, New York (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, New York, NY 10011, as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on behalf of such Centel Shareholder, service of copies of the summons and complaint and any other process which may be served in any such suit, action or proceeding brought in the State of New York (it being understood that the foregoing shall not limit any requirement in this Agreement to deliver notices in accordance with Section 7.3), and such Centel Shareholder agrees that the failure of the Process Agent to give any notice of any such service of process to such Centel Shareholder shall not impair or affect the validity of such service or, to the extent permitted by applicable law, the enforcement of any judgment based thereon. Such appointment shall be irrevocable until the date that is one (1) year after such Centel Shareholder ceases to be a Shareholder of the Company (the “Appointment Period”), except that if for any reason the Process Agent appointed hereby ceases to act as such, such Centel Shareholder will, by an instrument reasonably satisfactory to the Company, appoint another Person in the Borough of Manhattan, New York as such Process Agent for the duration of the Appointment Period subject to the approval (which approval shall not be unreasonably withheld) of the Company. Each Centel Shareholder hereby further irrevocably consents to the service of process in any suit, action or proceeding in said courts by the mailing thereof by the Company by registered or certified mail, postage prepaid, at its address set forth in Section 7.3 for the duration of the Appointment Period. Each Centel Shareholder covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of a Process Agent pursuant to this Section in full force and effect for the duration of the Appointment Period and to cause the Process Agent to act as such.

Section 7.8 Waiver of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.9 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof unless such invalidity or unenforceability, after taking into account the mitigation contemplated by the next sentence, deprives a Party of a material benefit contemplated by this Agreement. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable: (a) subject to, in the case of the Restrictive Covenants, the provisions of Section 4.2(e), a suitable and equitable provision shall be substituted therefor in order to carry out, as far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 7.10 Assignment. Other than as expressly permitted or required by this Agreement, no Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Parties, except that the Company may engage in collateral assignments to the financing sources (and their assignees) providing financing to the Company and/or its Subsidiaries in connection with the transactions contemplated by the Stock Purchase Agreement (and their assignees). Any assignment or transfer in violation of this Section 7.10 shall be null and void ab initio.

Section 7.11 Parties in Interest; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties or their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 7.12 Judgment Currency. Each reference to U.S. dollars in this Agreement is of the essence, and the obligations of any Shareholders under this Agreement to make payment in U.S. dollars shall not be discharged or satisfied by any currency or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent to which such tender or recovery shall result in the effective receipt by the Company of the full amount of Dollars expressed to be payable hereunder, and each Shareholder shall indemnify the Company (as an alternative or additional cause of action) for the amount (if any) by which such effective receipt shall fall short of the full amount of Dollars expressed to be payable hereunder and such obligation to indemnify shall not be affected by judgment being obtained for any other sums due hereunder.

Section 7.13 Amendment and Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by: (i) the CVC Shareholders and (ii) such number of Non-CVC Shareholders that Control Equity Securities representing (without duplication) more than 50% of the aggregate number of outstanding Equity Securities Controlled by all Non-CVC Shareholders, or in the case of a waiver, by the Party or Parties against whom the waiver is to be effective, it being specified that a waiver by such number of Non-CVC Shareholders that Control Equity Securities representing (without duplication) more than 50% of the aggregate number of outstanding Equity Securities Controlled by Non-CVC Shareholders shall constitute a valid waiver by all Non-CVC Shareholders; provided that, unless all of the non-voting Equity Securities Controlled by such Centel Shareholder (and any Permitted Transferee thereof) are exchanged for voting Equity Securities, no amendments shall be made (i) to the final proviso of Section 7.1 or (ii) that would disproportionately and adversely affect the Equity Securities held by the Centel Shareholders, without the consent of Centel Shareholders representing more than 50% of the aggregate number of outstanding Equity Securities Controlled by the Centel Shareholders; provided further that, in the event of any amendment to Section 5.3 without the consent of Centel Shareholders representing more than 50% of the aggregate number of outstanding Equity Securities Controlled by the Centel Shareholders, each Centel Shareholder’s rights and obligations, and each other Shareholder’s rights and obligations in respect of such Centel Shareholder, under Section 5.3 shall not be amended unless all of the non-voting Equity Securities Controlled by such Centel Shareholder (and any Permitted Transferee thereof) are exchanged for voting Equity Securities. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 7.14 Additional Shareholders’ Representatives. (a) Each of the Additional Shareholders and their Permitted Transferees irrevocably appoint Michael Shalom (and, in the event Michael Shalom is unable or unwilling to serve, Isaac Shalom), as its agent and attorney-in-fact (the “Additional Shareholders’ Representative”), to take any action required or permitted to be taken by the Additional Shareholders and their Permitted Transferees under the terms of this Agreement, including, without limiting the generality of the foregoing, the giving and receipt of any notices to be delivered or received by or on behalf of the Additional Shareholders and their Permitted Transferees, the payment of expenses relating to the transactions contemplated by this Agreement, and (subject to Section 7.13) the right to waive, modify or amend any of the terms of this Agreement, and agree to be bound by any and all actions taken by the Additional Shareholders’ Representative on behalf of the Additional Shareholders and their Permitted Transferees. If neither Michael Shalom nor Isaac Shalom are willing and able to serve as the Additional Shareholders’ Representative, a substitute representative shall be appointed by the Additional Shareholders and their Permitted Transferees holding a majority of the voting power of all Equity Securities held by Additional Shareholders and their Permitted Transferees. In the event of a replacement of an Additional Shareholders’ Representative, the Additional Shareholders’ Representative that is being replaced shall promptly notify the CVC Shareholders, the Shalom Shareholders and the Company of such change, and until such notification, the Additional Shareholders’ Representative that is being replaced shall be deemed to be the Additional Shareholders’ Representative in any dealings with the CVC Shareholders, the Shalom Shareholders or the Company under this Agreement.

(b) The CVC Shareholders, the Shalom Shareholders and the Company, respectively, shall be entitled to rely exclusively upon any communications or writings given or executed by the Additional Shareholders’ Representative and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by such Additional Shareholders’ Representative. the CVC Shareholders, the Shalom Shareholders and the Company shall be entitled to disregard any notices or communications given or made by the Additional Shareholders or their Permitted Transferees or any party or parties on their behalf, as the case may be, unless given or made through the Additional Shareholders’ Representative.

Section 7.15 Centel Shareholders’ Representative. By virtue of their execution of this Agreement, the Centel Shareholders shall be deemed to have irrevocably constituted and appointed and, if necessary, delivered a separate written power of attorney, duly executed, acknowledged and notarized, Harry Luchtan (in such capacity the “Centel Shareholders’ Representative”), as their true and lawful agent and attorney-in-fact to enter into any agreement in connection with the transactions contemplated by this Agreement, to exercise all or any of the powers, authority and discretion conferred on it under any such agreement, to waive any terms and conditions of any such agreement, to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Centel Shareholders’ Representative for the accomplishment of the foregoing. The Centel Shareholders shall be bound by all actions taken by the Centel Shareholders’ Representative in its capacity thereof. The CVC Shareholders, the Shalom Shareholders, the Additional Shareholders and the Company, respectively, shall be entitled to rely on all statements, representations and decisions of the Centel Shareholders’ Representative.

Section 7.16 Construction. This Agreement has been negotiated by the Parties and their respective counsel in good faith and will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any Party.

Section 7.17 Specific Performance. The Parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that, in the event of breach by any Party, damages would not be an adequate remedy and each of the other Parties shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity; and the Parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

[Signature pages to follow.]

IN WITNESS WHEREOF, the Parties have executed this agreement as of the date first written above.

CO-INVESTMENT LLC VII (INTCOMEX)

By:	/s/ Michael Robinson
Name:	Michael Robinson
Title:	Citigroup Venture Capital International Investment G.P. Limited, as sole member or CUCI (Intcomex), LLC, as managing member

SHALOM SHAREHOLDERS

/s/ Anthony Shalom
Anthony Shalom

/s/ Michael Shalom
Michael Shalom

/s/ Isaac Shalom
Isaac Shalom

Shalom Holdings 1, LLLP

By:	Shalom Holdings 1, LLC
General Partner

	By:	/s/ Michael Shalom
Michael Shalom Sole Member and Manager

Shalom Holdings 3, LLLP
By:	Shalom Holdings 3, LLC
General Partner

	By:	/s/ Michael Shalom
Michael Shalom Manager

	By:	/s/ Anthony Shalom
Anthony Shalom Sole Member

ADDITIONAL SHAREHOLDERS

*
Benjamin Mizrachi

*
Naftali Mizrachi

*
Javier Martinez

*
Boris Vasquez

LUNIMAR, S.A.

By:	*
Name:
Title:

GONVAS ENTERPRISE, S.A.

By:	*
Name:
Title:

MARDEL HOLDINGS LIMITED

By:	*
Name:
Title:

EMIBASHER SOCIEDAD ANONIMA

By:	*
Name:
Title:

ALBION CAPITAL CORP.

By:	*
Name:
Title:

BOURNE TRADING INC.

By:	*
Name:
Title:

KHYBER INVESTMENT LIMITED

By:	*
Name:
Title:

TECNO MUNDIAL S.A. #2

By:	*
Name:
Title:

*By:	/s/ Michael Shalom
Michael Shalom, as representative of the Additional Shareholders

CENTEL SHAREHOLDERS

**
Harry Luchtan

**
Yehuda Azancot

**
Hector Yubeili Zegaib

**By:	/s/ Harry Luchtan
Harry Luchtan, as representative of the Centel Shareholders

INTCOMEX, INC.

By:	/s/ Michael Shalom
Name:	Michael Shalom
Title:	President